EXHIBIT 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.
Reports First Quarter 2004 Results

Highlights:

•	Coal royalty revenues increase 48% to $22.8 million

•	Net income increases 40% to $11.2 million or $0.47 per unit

•	Distributable cash flow increases 8% to $16.6 million

•	Distribution increases 10% to $0.575 per unit

HOUSTON, May 5, 2004 – Natural Resource Partners L.P. (NYSE: NRP) today reported a 40% increase in net income to $11.2 million or $0.47 per unit for the first quarter 2004 compared to $8.0 million for the same period last year. Distributable cash flow increased to $16.6 million from $15.4 million last year.

“NRP’s results exceeded our expectations due to coal prices that have improved as the year has progressed,” said Nick Carter, President and Chief Operating Officer. “We continue to see the benefits of our acquisition program and our diverse set of assets, which are allowing us to participate in all aspects of the strengthening coal industry.”

First Quarter 2004

First quarter 2004 coal royalty revenues increased 48% to $22.8 million from $15.4 million last year. Production by our lessees increased to 11.6 million tons compared to 9.8 million tons for the same period last year, and average coal royalty revenues per ton increased 25% to $1.97 from $1.57. Production in Appalachia increased primarily due to acquisitions while Northern Powder River Basin production decreased mainly due to the idling of the Big Sky mine in Montana.

Acquisitions

In addition to the previously announced BLC property acquisition that closed on January 2, 2004, NRP also acquired two tracts of property adjacent to the BLC property in February, from Appolo Fuels in Bell County, Kentucky for $2.5 million.

NRP Reports 1st Quarter 2004 Results	Page 2 of 8

Capital Resources

On March 16, 2004, NRP completed an equity offering of 5,250,000 common units. Net proceeds from the offering of $200.4 million were used to repay $102.5 million of debt outstanding under NRP’s credit facility and to redeem 2,616,752 common units from Arch Coal. Following the offering, the partnership’s debt to total capitalization ratio has been reduced to 29% and NRP now has the full $175 million of capacity available under its credit facility. In addition, the offering significantly increased both the float and liquidity of NRP’s common units.

Pinnacle Mine Update

The Pinnacle mine has not been in production since August 31, 2003 due to a lightning strike that caused a ventilation disruption. In early April, PinnOak Resources announced they had resumed limited production at the mine with one continuous miner. Since then, they have added two additional continuous miner units and a new deep mine adjacent to the Pinnacle mine should start production this month. PinnOak is scheduled to enter the longwall section of the Pinnacle mine in mid-May for inspection.

2004 Outlook

Since Pinnacle has resumed only limited production, NRP does not have sufficient information to give a meaningful update to guidance for the year. Once PinnOak has entered the longwall section of the mine and determined what repairs will be necessary to bring it back into production, NRP will be able to issue new guidance.

Distributions

NRP recently announced an increase of $0.0125 to its quarterly distribution, which is now $0.575 per unit, or $2.30 per unit on an annualized basis. This represents an 10% increase in NRP’s annualized distributions over the last year.

Disclosure of Non-GAAP Financial Measures

Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows

NRP Reports 1st Quarter 2004 Results	Page 3 of 8

from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.

For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the 2004 guidance and comments related to the Pinnacle mine. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

04-11

- financials follow-

NRP Reports 1st Quarter 2004 Results	Page 4 of 8

NATURAL RESOURCE PARTNERS L.P.

OPERATING STATISTICS
(In thousands, except per ton data)

	For the three	For the three
	months ended	months ended
	March 31,	March 31,
	2004	2003
	(Unaudited)
Coal royalty revenues:
Appalachia	$21,283	$12,713
Illinois Basin	715	865
Northern Powder River Basin.	850	1,831

Total	$22,848	$15,409

Sales volumes (tons):
Appalachia	10,331	7,496
Illinois Basin	605	721
Northern Powder River Basin.	686	1,601

Total	11,622	9,818

Average royalty revenue per ton:
Appalachia	$2.06	$1.70
Illinois Basin	1.18	1.20
Northern Powder River Basin.	1.24	1.14

Total	$1.97	$1.57

NRP Reports 1st Quarter 2004 Results	Page 5 of 8

NATURAL RESOURCE PARTNERS L.P.

CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)

	For the three	For the three
	months ended	months ended
	March 31,	March 31,
	2004	2003
	(Unaudited)
Revenues:
Coal royalties	$22,848	$15,409
Property taxes	1,306	888
Minimums recognized as revenue	763	804
Override royalties	677	461
Other	768	508

Total revenues	26,362	18,070
Operating costs and expenses:
Depletion and amortization	7,348	5,804
General and administrative	2,711	2,176
Taxes other than income	1,657	1,160
Override payments	—	388
Coal royalty payments	388	150

Total operating costs and expenses	12,104	9,678

Income from operations	14,258	8,392
Other income (expense) Interest expense	(3,136)	(466)
Interest income	52	47

Net income	$11,174	$7,973

Net income attributable to:
General partner(1)	$247	$159

Holders of incentive distribution rights(1)	$12	$—

Limited partners	$10,915	$7,814

Basic and diluted net income per limited partner unit:
Common	$.47	$.34

Subordinated	$.47	$.34

Weighted average number of units outstanding:
Common	11,816	11,354

Subordinated	11,354	11,354

(1)	Holders of the incentive distribution rights (IDRs) include the WPP Group (25%) and NRP Investment LP (10%). The net income allocated to the general partner includes the general partner’s portion of the IDRs (65%).

NRP Reports 1st Quarter 2004 Results	Page 6 of 8

NATURAL RESOURCE PARTNERS L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the three	For the three
	months ended	months ended
	March 31,	March 31,
	2004	2003
	(Unaudited)
Cash flows from operating activities:
Net income	$11,174	$7,973
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion and amortization	7,348	5,804
Non-cash interest charge	14	—
Change in operating assets and liabilities:
Accounts receivable	(1,943)	2,093
Other assets	309	163
Accounts payable and accrued liabilities	(204)	(1,100)
Accrued interest	2,016	144
Deferred revenue	68	421
Accrued incentive plan expenses	(171)	191
Property and franchise taxes payable	310	(320)

Net cash provided by operating activities	18,921	15,369

Cash flows from investing activities:
Acquisition of coal and other mineral rights	(75,659)	(11,852)

Net cash used in investing activities	(75,659)	(11,852)

Cash flows from financing activities:
Proceeds from loans	75,500	11,500
Repayment of loans	(102,500)	—
Distributions to partners	(13,033)	(9,811)
Contributions by general partner	2,147	—
Proceeds from sale of 5,250,000 common units, net of transaction costs	200,421	—
Redemption of 2,616,752 common units from Arch Coal, Inc., net of transaction costs	(100,121)	—

Net cash provided by financing activities	62,414	1,689

Net increase in cash	5,676	5,206
Cash at beginning of period	24,320	7,753

Cash at end of period	$29,996	$12,959

Supplemental cash flow information:
Cash paid during the period for interest	$1,106	$391

NRP Reports 1st Quarter 2004 Results	Page 7 of 8

NATURAL RESOURCE PARTNERS L.P.

CONSOLIDATED BALANCE SHEETS
(In thousands)
ASSETS

	March 31,	December 31,
	2004	2003
	(Unaudited)
Current assets:
Cash and cash equivalents	$29,996	$24,320
Accounts receivable	12,934	9,553
Accounts receivable – affiliate	—	1,437
Other	819	1,186

Total current assets	43,749	36,496
Land	13,532	13,532
Coal and other mineral rights, net	544,530	475,493
Loan financing costs, net	2,604	2,884
Other assets, net	2,882	3,271

Total assets	$607,297	$531,676

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$401	$423
Accounts payable – affiliate	123	305
Current portion of long-term debt	9,350	9,350
Accrued incentive plan expenses – current portion	831	1,186
Property and franchise taxes payable	3,109	2,799
Accrued interest	2,697	681

Total current liabilities	16,511	14,744
Deferred revenue	15,122	15,054
Accrued incentive plan expenses	1,254	1,070
Long-term debt	165,650	192,650
Partners’ capital:
Common units (outstanding: 13,986,906 in 2004, 11,353,658 in 2003).	243,896	143,956
Subordinated units (outstanding: 11,353,658)	157,137	158,633
General partners’ interest	8,606	6,474
Holders of incentive distribution rights	12	—
Accumulated other comprehensive loss	(891)	(905)

Total partners’ capital	408,760	308,158

Total liabilities and partners’ capital	$607,297	$531,676

NRP Reports 1st Quarter 2004 Results	Page 8 of 8

NATURAL RESOURCE PARTNERS L.P.

RECONCILIATION OF UNAUDITED GAAP FINANCIAL MEASURES
TO NON-GAAP FINANCIAL MEASURES
(In thousands)

	For the three	For the three
	months ended	months ended
	March 31,	March 31,
	2004	2003
	(Unaudited)
Reconciliation of GAAP “Net cash provided by operating activities” To Non-GAAP “Distributable Cash Flow”.

Cash flow from operations	$18,921	$15,369
Less scheduled principal payments	—	—
Less reserves for future principal payments	(2,350)	—
Add reserves used for scheduled principal payments	—	—

Distributable cash flow	$16,571	$15,369